EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES REPORTS FINANCIAL RESULTS FOR FULL YEAR AND FOURTH QUARTER 2005
- Progress Toward Commercialization -
     ROCKVILLE, Maryland — February 9, 2006 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced financial results for the quarter and full-year periods ended December 31, 2005, and reiterated guidance for financial results anticipated for 2006.
     The Company’s net loss for 2005, in accordance with Generally Accepted Accounting Principles (GAAP), was $239.4 million, or $1.83 per share. This compares to the net loss for 2004 of $242.9 million, or $1.87 per share. The decrease in the net loss is due to increased revenues and the absence of restructuring charges, partially offset by increased operating expenses and reduced net investment income.
     The Company’s pro forma net loss for 2005 was $238.2 million, or $1.82 per share, which compares to its pro forma net loss for 2004 of $229.9 million, or $1.77 per share. The Company’s pro forma net loss for 2005 excludes a loss on extinguishment of debt of $1.2 million, or $0.01 per share. The Company’s pro forma net loss for 2004 excludes a restructuring charge of $15.4 million, or $0.12 per share, which was partially offset by a gain of $2.4 million, or $0.02 per share, on the extinguishment of debt. The increase in the net loss on a pro forma basis is due primarily to increased operating expenses and reduced net investment income, partially offset by increased revenues.
     Revenues for the year ended December 31, 2005 were $19.1 million, compared to $3.8 million for the year-earlier period. The increase in revenues in 2005 versus 2004 is due primarily to the receipt and recognition of milestone payments from GlaxoSmithKline (GSK) related to the Company’s October 2004 outlicensing agreement for GSK716155 (Albugon™).
     For the quarter ended December 31, 2005, the Company’s net loss, in accordance with GAAP, was $69.5 million, or $0.53 per share. This compares to the net loss of $66.7 million, or $0.51 per share, for the year-earlier period. The increase in the net loss is due to increased operating expenses and reduced net investment income, partially offset by increased revenues and the absence of restructuring charges.

     For the quarter ended December 31, 2005, the Company’s pro forma net loss was $69.2 million, or $0.53 per share. This compares to the pro forma net loss of $65.0 million, or $0.50 per share, for the year-earlier period. The Company’s pro forma net loss for the quarter ended December 31, 2004 excludes a restructuring charge of $4.1 million, or $0.03 per share, and a gain on the extinguishment of debt of $2.4 million, or $0.02 per share. The increase in the net loss on a pro forma basis is due primarily to increased operating expenses and reduced net investment income, partially offset by increased revenues.
     Revenues for the quarter ended December 31, 2005, were $9.3 million, compared to $0.8 million for the year-earlier period. As noted above, the increase is due to increased amounts recognized from GSK and others in 2005 versus 2004.
     At December 31, 2005, cash and short-term investments totaled $646.2 million, including $220.2 million of restricted investments. This compares to $952.7 million, including $215.2 million of restricted investments at December 31, 2004.
     As of December 31, 2005, there were approximately 131 million shares of Human Genome Sciences common stock outstanding.
     H. Thomas Watkins, President and Chief Executive Officer, said, “Progress toward commercialization was our priority focus throughout 2005, and we expect to accelerate our progress in 2006. Our lead products are moving towards Phase 3 clinical development, and we are making progress on our partnering objectives. We reported positive Phase 2 results for Albuferon in hepatitis C in 2005. A larger Phase 2b trial of Albuferon in combination with ribavirin compared to Pegasys is currently underway. We plan to initiate Phase 3 development of Albuferon by year-end 2006, assuming that data emerging from the Phase 2b study in the first half of the year are positive. We are also considering a number of collaboration opportunities for Albuferon this year. We completed Phase 2 clinical trials of LymphoStat-B in both systemic lupus erythematosus (SLE) and rheumatoid arthritis (RA), and we expect to initiate Phase 3 development of LymphoStat-B in SLE in 2006. We are also working to secure an order from the U.S. Government to supply ABthrax for the Strategic National Stockpile under our current contract.
     “GlaxoSmithKline (GSK) has advanced relacatib, the small-molecule cathepsin K inhibitor that GSK discovered using HGS technology, to Phase 2 trials in the treatment of bone metastases. GSK has also filed an Investigational New Drug application seeking to initiate Phase 1 trials of GSK716155 (formerly Albugon) in diabetes. HGS received $12 million in payments during 2005 related to the progress of GSK716155. We expect to complete the CoGenesys transaction in 2006, and we will continue to explore additional ways to monetize less critical assets that we are unlikely to develop internally. We will concentrate our efforts in 2006 on accelerating our progress toward commercialization, while at the same time remaining committed to ensuring the highest standards of quality throughout our Company.”

HIGHLIGHTS OF THE QUARTER
PRODUCTS
Human Genome Sciences’ drugs in clinical development continued to advance.
Albuferon™ (albumin-interferon alpha 2b): In November 2005, HGS reported the interim results of a Phase 2 trial of Albuferon in combination with ribavirin in patients with chronic hepatitis C who failed to respond to previous interferon alpha-based treatment regimens. The results to date demonstrate that Albuferon in combination with ribavirin was safe, well tolerated and showed antiviral activity in all treatment groups for which data are available (Albuferon doses ranging from 900-1200 mcg). At Week 24, 30% of the patients had no detectable hepatitis C RNA viral load. The primary efficacy endpoint of the study is sustained virologic response (SVR), defined as undetectable virus at 24 weeks after the end of 48 weeks of therapy. Antiviral activity was similar for the 14-day and 28-day Albuferon treatment cohorts. HGS expects additional interim results, including data from higher dose cohorts, to be presented at an appropriate scientific meeting in the first half of 2006.
     Phase 2 results to date are strongly supportive of a Phase 2b comparative trial of Albuferon in combination with ribavirin, vs. Pegasys, in interferon-naïve patients. HGS completed enrollment, randomization and initial dosing of 458 patients in the Phase 2b study in October 2005. HGS expects to have 12-week data from the Phase 2b comparative combination trial of Albuferon available in Spring 2006. HGS plans to initiate Phase 3 development of Albuferon in patients with chronic hepatitis C before year-end 2006, assuming that data emerging from the Phase 2b study in the first half of the year are positive. HGS is also considering collaboration opportunities for Albuferon.
LymphoStat-B™ (belimumab): In October 2005, HGS announced that the results of a Phase 2 trial of LymphoStat-B in systemic lupus erythematosus (SLE) demonstrated that LymphoStat-B significantly reduced SLE disease activity at Week 52 in seropositive patients (patients who have certain biomarkers for SLE in their blood samples). Seropositive patients represented more than 70% of the total study population. The Phase 2 results also added significantly to existing preclinical and clinical evidence of LymphoStat-B’s biological activity in SLE. Signs of drug activity were observed across the range of doses studied, including the lowest dose of 1 mg/kg. Results further showed that LymphoStat-B was well tolerated with no clinically significant differences from placebo in adverse events, serious adverse events, laboratory abnormalities or infection rates. HGS expects that a full presentation of data from the Phase 2 trial of LymphoStat-B in SLE will take place at an appropriate scientific conference in the first half of 2006. The Company plans to initiate Phase 3 development of LymphoStat-B in SLE in 2006.
     In November 2005, HGS presented the full results of a Phase 2 clinical trial of LymphoStat-B in patients with rheumatoid arthritis (RA). The results demonstrated that LymphoStat-B met the study’s primary safety and efficacy endpoints, and significantly reduced RA disease activity, as measured by ACR 20 response at Week 24. (ACR 20 is a commonly used index developed by the American College of Rheumatology to assess patient response to treatment for rheumatoid arthritis.) The rate of improvement in ACR 20 response at Week 24 in the groups treated with LymphoStat-B was approximately double the rate of improvement observed for the placebo group. All participants in the study received standard-of-care therapy. Results showed that LymphoStat-B was safe and well tolerated with no clinically significant differences from placebo in adverse events, serious adverse events or laboratory abnormalities. Biological activity data from the study suggest a potential role for LymphoStat-B in the treatment of RA, SLE and other autoimmune diseases. The results showed that additional Phase 2 evaluation of LymphoStat-B is warranted in RA.

ABthrax™ (raxibacumab): In October 2005, HGS announced that it has been awarded a two-phase contract to supply ABthrax to the U.S. Government. Under the first phase of the contract, HGS has supplied ABthrax to the U.S. Department of Health and Human Services (HHS) for comparative laboratory testing, and has received $1.5 million in payment, which HGS recognized as revenue in the fourth quarter of 2005. Under the second phase of the contract, the U. S. Government has the option to place an order within one year to supply ABthrax for the Strategic National Stockpile for use in the treatment of anthrax disease. The HHS comparative testing results, along with Human Genome Sciences’ own preclinical and clinical study results, will form the basis of the U.S. Government’s decision process for exercising its option for additional product for the Strategic National Stockpile.
HGS-ETR1 (mapatumumab): In November 2005, HGS reported the interim results of two Phase 1b trials of HGS-ETR1 in combination with chemotherapy. The data presented showed that HGS-ETR1 in combination with chemotherapy was well tolerated and could be administered safely and repetitively at the doses and schedules evaluated in patients with advanced solid tumors. Partial response was observed in a number of patients in each of the studies. These results support further evaluation of HGS-ETR1 in combination with chemotherapy in Phase 2 trials. In December 2005, HGS presented the results of a Phase 2 trial of HGS-ETR1, which demonstrated that HGS-ETR1 was capable of producing clinical responses when administered as monotherapy in patients with advanced non-Hodgkin’s lymphoma (NHL). Among patients diagnosed with follicular lymphomas, clinical responses (1 complete response and 2 partial responses) were observed in 3 of 17 (18%) patients, and 11 of 17 (65%) of the patients with follicular lymphomas exhibited either response or stable disease. Overall, clinical responses were observed in 3 of 40 (8%) of these heavily pretreated NHL patients. Stable disease was observed in an additional 30% (12/40) of the patients. The results showed that HGS-ETR1 is well tolerated, with minimal toxicity, and can safely be administered intravenously every 21 days at doses up to 10 mg/kg. The results of the Phase 2 trial in non-Hodgkin’s lymphoma support further evaluation of HGS-ETR1 in combination with chemotherapeutic agents in hematologic malignancies. HGS plans to initiate Phase 2 development of HGS-ETR1 in combination with chemotherapy in hematopoietic cancers in 2006.
HGS-ETR2 (human monoclonal antibody to TRAIL receptor 2): In November 2005, HGS reported the results of two Phase 1 trials of HGS-ETR2 in advanced solid tumors. The results of the two studies demonstrated that HGS-ETR2 is well tolerated at doses as high as 10-mg/kg in patients with advanced solid tumors. The DLT (dose-limiting toxicity) dose has been identified as 20 mg/kg. In each study for which data were presented, stable disease was observed in a number of patients. Clinical and preclinical results to date support the additional clinical study of HGS-ETR2 in combination with chemotherapy.

PARTNERSHIPS
GlaxoSmithKline: In January 2006, we announced that we received a $5.0 million milestone payment related to GSK’s filing of an Investigational New Drug (IND) application to begin Phase 1 clinical trials of GSK716155 (formerly known as Albugon) for use in the treatment of diabetes. This milestone payment, which HGS recognized as revenue in the fourth quarter of 2005, brings the total amount of payments received from GSK related to the progress of GSK716155 to $12.0 million in 2005. These milestone payments were made pursuant to an agreement announced in October 2004, under which GSK acquired exclusive worldwide rights to develop and commercialize Albugon for all human therapeutic and prophylactic applications. Under the agreement, HGS received an upfront fee and is entitled to clinical development and commercial milestone payments that could amount to as much as $183 million, and additional milestones for other indications developed. HGS also will receive royalties on the annual net sales of any products developed and commercialized under the agreement.
     In November 2005, GSK disclosed that it plans in 2006 to advance relacatib (GSK462795) to Phase 2 trials for the treatment of bone metastases. Relacatib is a cathepsin-K inhibitor discovered by GSK through the use of HGS technology. Under the terms of a 1996 agreement, HGS will receive a milestone payment if relacatib moves into registration, and will receive royalties if the compound is commercialized. In addition, HGS has an option to co-promote in the North American and European markets. Relacatib is also in development for the treatment of osteoporosis and osteoarthritis.
PDL BioPharma: In January 2006, HGS announced through its CoGenesys division that it has entered into a worldwide licensing agreement with PDL BioPharma that provides PDL certain exclusive rights to intellectual property for an undisclosed target antigen discovered by HGS. Under terms of the agreement, CoGenesys has received an upfront licensing fee of $1.5 million, which HGS recognized as revenue in the fourth quarter of 2005, and is entitled to development milestone payments and royalties on future sales of antibody therapeutics developed by PDL against the target. PDL also will provide CoGenesys with access to its antibody humanization technology platform, which will help enable CoGenesys’ own internal discovery and development programs.
Amgen: HGS announced a license agreement with Amgen in January 2006, under which Amgen has acquired exclusive worldwide rights to develop and commercialize therapeutic biological products for human use based on a human gene discovered by HGS that may have potential applications in autoimmune diseases, immune deficiencies or suppression, and cancer. Amgen also has acquired non-exclusive worldwide rights for the development and commercialization of diagnostic products for human use based on the same gene. Under the agreement, HGS received an upfront payment that was recognized as revenue in the fourth quarter of 2005, and is entitled to certain annual fees, as well as development milestone payments and royalties on annual net sales for therapeutic and diagnostic products successfully developed and commercialized using such rights.
PEOPLE
     As of December 31, 2005, Human Genome Sciences had approximately 880 employees.

FINANCES AND CAPITAL PROJECTS
Financial Guidance for 2006. Human Genome Sciences reiterated the following guidance regarding the financial results expected for the full year 2006:
     Research and development expenses are expected to remain flat from 2005 to 2006 (excluding expenses, offset by revenues, related to CoGenesys, and non-cash charges related to the new requirement for stock option expensing).
     General and administrative expenses are expected to remain flat from 2005 to 2006 (excluding non-cash charges related to the new requirement for stock option expensing).
     The Company expects revenue to increase in 2006.
     Actual results may vary significantly depending on various factors, including, particularly, changes in the Company’s revenues and additional expenses or charges, as well as changes in shares outstanding associated with or caused by future alliances, acquisitions, financing transactions or note conversions. In addition, depending on market and interest rate conditions, the Company may explore and take actions to strengthen further its financial position.
Capital Projects. The Company completed construction of its Large-Scale Manufacturing facility in the quarter ended December 31, 2005, and expects to complete equipment and facility validation in mid-2006.
FINANCIAL TRANSACTIONS
Redemption of Remaining Outstanding Subordinated Notes Due 2007: On December 1, 2005, Human Genome Sciences completed the redemption of all of its outstanding 3 3/4% Convertible Subordinated Notes Due 2007 and all of its outstanding 5% Convertible Subordinated Notes Due 2007. This completed the Company’s planned repurchase of all of its remaining outstanding subordinated notes due 2007.
Plan to Spin Off CoGenesys Division as Independent Company: In December 2005, HGS announced that it has decided to spin off its CoGenesys division as an independent company that will focus on the early development of selected gene-based product opportunities and the monetization of certain HGS intellectual property and technology assets. These assets were unlikely to be developed by HGS due to the Company’s priority focus on commercialization of the compounds in its clinical development pipeline. The spin-off is contingent on a successful completion of CoGenesys funding by no later than May 31, 2006.
     Under the agreement, HGS will provide CoGenesys with start-up funding of $10 million to be repaid either in cash or equity at the option of HGS, following completion of CoGenesys funding. HGS will grant CoGenesys exclusive rights to develop and commercialize biological products based on certain human genes discovered by HGS, and will grant CoGenesys a license to use its proprietary albumin-fusion technology to develop and commercialize certain albumin-fusion proteins for therapeutic use. HGS will have the right to retain an equity investment in CoGenesys, and will receive an upfront payment, either in cash or equity at the option of HGS, for the assets, intellectual property and technology licensed to CoGenesys. HGS also is entitled to a portion of the revenue CoGenesys receives from outlicensing or sales of therapeutic and diagnostic products successfully developed and commercialized. HGS retains the right of first refusal prior to outlicensing by CoGenesys of several specific products that may be developed under the agreement. In addition, HGS has the option to have CoGenesys continue to perform pre-IND development work for up to two Human Genome Sciences products per year, with reimbursement for expenses on a cost-plus basis; CoGenesys will be entitled to milestone payments as any resulting products advance through development. As an independent company, CoGenesys will assume salary and benefits obligations for its approximately 60 employees, and will also assume responsibility for its 48,000 sq. ft. facility, along with relevant equipment leases. We plan to complete the CoGenesys transaction in 2006.
ABOUT HUMAN GENOME SCIENCES
     Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
     For more information about Human Genome Sciences, please visit the Company’s web site at www.hgsi.com. Health professionals interested in more information about clinical trials involving Human Genome Sciences products are encouraged to inquire via the Contact Us section of the web site, www.hgsi.com/products/request.html, or by calling (240) 314-4400, extension 3550.
     ABthrax, Albuferon, LymphoStat-B, HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.
     The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
###

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$9,272	$827	$19,113	$3,831

Costs and expenses:
Research and development	66,075	60,035	228,717	219,549
General and administrative	15,351	9,993	42,066	35,728
Charge for restructuring	—	4,111	—	15,408

Total costs and expenses	81,426	74,139	270,783	270,685

Income (loss) from operations	(72,154)	(73,312)	(251,670)	(266,854)
Net investment income	2,952	4,173	13,435	21,523
(Loss) gain on extinguishment of debt	(306)	2,433	(1,204)	2,433

Income (loss) before taxes	(69,508)	(66,706)	(239,439)	(242,898)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$(69,508)	$(66,706)	$(239,439)	$(242,898)

Net income (loss) per share, basic and diluted (a)	$(0.53)	$(0.51)	$(1.83)	$(1.87)

Weighted average shares outstanding, basic & diluted	130,953,948	130,371,044	130,772,233	130,041,071

(a)	The Company’s net income (loss) for the three- and twelve-month periods of both years includes the gain or loss from the extinguishment of debt. The Company’s net income for the three- and twelve-month periods ending December 31, 2004 includes restructuring charges. Excluding these items, pro forma net income (loss) is as follows:

Net income (loss), per above	$(69,508)	$(66,706)	$(239,439)	$(242,898)
Charge for restructuring	—	4,111	—	15,408
Loss (gain) on extinguishment of debt	306	(2,433)	1,204	(2,433)

Pro forma net income (loss)	$(69,202)	$(65,028)	$(238,235)	$(229,923)

Pro forma net income (loss) per share, basic and diluted	$(0.53)	$(0.50)	$(1.82)	$(1.77)

Weighted average shares outstanding, basic and diluted	130,953,948	130,371,044	130,772,233	130,041,071

	As of	As of
CONSOLIDATED BALANCE SHEET DATA:	December 31, 2005	December 31, 2004
	(dollars in thousands)
Cash, cash equivalents and investments (b)	$646,220	$952,686
Total assets (b)	997,046	1,249,385
Total debt and capital lease, less current portion	510,000	505,131
Total stockholders’ equity	416,966	656,047

(b)	Includes $220,171 and $215,236 in restricted investments at December 31, 2005, and December 31, 2004, respectively.
# # #